Exhibit 99.1
ABH (NYSE, TSX)
US$
ABITIBIBOWATER ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS
AND POSITIVE OUTLOOK FOR THE FOURTH QUARTER
•	Annual Synergy Run-Rate Increases to $320 million

•	Continued North American Consumption Decline Results in Increased Market-Related Downtime

•	Price Improvement Continues for Major Paper Grades in Q3
MONTREAL, November 6, 2008 — AbitibiBowater Inc. today reported a net loss for the third quarter 2008 of $302 million, or $5.23 per diluted share, on sales of $1.7 billion. These results compare with a net loss of $142 million, or $4.75 per diluted share, on sales of $815 million for the third quarter of 2007, which consisted only of Bowater Incorporated. The Company’s 2008 third quarter results reflect the full quarter results for Abitibi-Consolidated Inc. and Bowater Incorporated as a combined company following their combination on October 29, 2007.
Third quarter 2008 special items, net of tax, consisted of the following: an $18 million gain relating to foreign currency changes, a $3 million gain on asset sales, a $154 million charge related to closure costs, impairment and severance, and a $65 million charge related to tax adjustments. Excluding these special items, the net loss for the quarter would have been $104 million, or $1.81 per diluted share. Reconciliations of non-GAAP measures are contained in Notes 7 and 8 of this release. Included in the charge for closure costs is an impairment charge for the permanent closure in the third quarter of the Donnacona, Quebec and the Mackenzie, British Columbia facilities, which were indefinitely idled during the first quarter of 2008.
“Although the market and overall economy remain very challenging, we continued to make progress during the third quarter, particularly with pricing for our paper grades,” stated President and Chief Executive Officer David J. Paterson. “Given the significant decline of the Canadian dollar and rapidly declining input costs related to recycled fiber and energy, we expect a significant improvement in our financial results in the fourth quarter.”
“Based on customer input, we expect a further decline in North American newsprint consumption. In light of these developments, we plan to reduce capacity in 2009 by taking 50,000 metric tons of downtime monthly recognizing the need to be flexible, responding to exchange rate volatility, fiber and energy costs as well as other market and economic developments,” added Paterson.
Segment Detail
Coated Papers

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For the third quarter, the coated papers segment generated income of $30 million and EBITDA of $39 million. The Company’s average transaction price for coated papers increased $33 per short ton during the quarter compared to the second quarter, while average operating costs increased $63 per short ton, mainly due to higher energy-related and scheduled maintenance costs. The Company anticipates 15,000 short tons of coated mechanical production curtailments in the fourth quarter during the year-end holidays.
Market Pulp
Income for the market pulp segment was $6 million for the third quarter, while EBITDA was $19 million. The average market pulp transaction price for the Company increased $4 per metric ton, while average operating costs increased $68 per metric ton compared to the second quarter, mainly as a result of higher fiber and energy costs, as well as scheduled annual outages at various facilities.
Newsprint
For the third quarter, the newsprint segment generated income of $28 million, compared to income of $1 million for the second quarter of 2008, while EBITDA improved from $81 million to $110 million. The Company’s average transaction price increased $46 per metric ton. Average operating costs increased $24 per metric ton, compared to the second quarter, primarily as a result of recycled fiber and energy-related costs. Recycled fiber costs increased $8 million and repair spending increased $8 million from the second quarter to the third quarter.
Specialty Papers
The specialty papers segment had income of $7 million for the third quarter, compared to a loss of $32 million for the second quarter. EBITDA improved by $36 million from $37 million to $73 million during the quarter. The Company’s average transaction price increased $33 per short ton during the quarter, while average operating costs decreased $31 per short ton.
Wood Products
For the third quarter, the wood products segment incurred a loss of $10 million, compared to a loss of $13 million for the second quarter. EBITDA improved to $1 million in the third quarter compared to a loss of $2 million in the second quarter. The average transaction price for the Company decreased $7 per thousand board feet, while average operating costs decreased $7 per thousand board feet compared to the second quarter.
Synergy Update
The Company continues to make significant progress toward its $375 million synergy target. As of the end of the third quarter, the annual run-rate of synergies achieved is $320 million. The Company fully expects to achieve the targeted level by the end of 2009.
Bowater Incorporated Credit Facility Amendment
The Company’s Bowater subsidiary is currently finalizing an amendment that is supported by its agent bank. The amendment will extend the dates by which the facilities convert into asset backed loan facilities until the spring of 2009, as well as to waive compliance with certain financial covenant requirements for the third quarter of 2008. The Company expects to complete this amendment over the next few days.
Investor Call
A conference call hosted by Management to discuss Q3 results will be held today at 10:00 AM (Eastern). Interested parties should dial (866) 898-9626 or (514) 868-1042 fifteen minutes

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before the beginning of the call, which will be webcast at www.abitibibowater.com, under “Webcasts and Presentations” in the “Investors” section.
Participants not able to listen to the live conference call can access a replay, which will also be available on the “Investors” section of the Company’s website beginning an hour after the conclusion of the call. Replay by phone will be available until November 15, 2008, by dialing (514) 861-2272 (passcode 3265690#).
About AbitibiBowater
AbitibiBowater produces a wide range of newsprint, commercial printing papers, market pulp and wood products. It is the eighth largest publicly traded pulp and paper manufacturer in the world. AbitibiBowater owns or operates 27 pulp and paper facilities and 34 wood products facilities located in the United States, Canada, the United Kingdom and South Korea. Marketing its products in more than 90 countries, the Company is also among the world’s largest recyclers of old newspapers and magazines, and has more third-party certified sustainable forest land than any other company in the world. AbitibiBowater’s shares trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange.

For Investors	For Media
Duane Owens	Seth Kursman
Vice President, Finance	Vice President, Communications and
(864) 282-9488	Government Affairs
(514) 394-2398
seth.kursman@abitibibowater.com
Forward-Looking Statements
Statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about our fourth quarter financial results, our efforts to improve operating and financial performance, our plans for future price increases for certain of our products, our efforts to reduce costs, increase revenues and profitability, our assessments of currency exchange rates and input costs, including those related to fiber, energy and the Canadian dollar, our business outlook, our curtailment of production of certain of our products, our assessments of market conditions, our ability to achieve targeted synergies, our ability to amend Bowater’s credit facility, and our strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “may,” “expect,” “believe,” “anticipate,” and other terms with similar meaning indicating possible future events or potential impact on the business or stockholders of AbitibiBowater.
The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, industry conditions generally and further growth in alternative media, our ability to realize announced price increases, the impact of the global credit crisis on our ability to refinance or amend the terms of our current indebtedness, our

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ability to obtain timely contributions to our cost-reduction initiatives from our unionized and salaried employees, the prices and terms under which we would be able to sell targeted assets, the continued strength of the U.S. dollar against the Canadian dollar, the costs of raw materials such as energy, chemicals and fiber, the success of our post-merger integration activities, including the rollout of information technology platforms and billing and procurement systems as well as the impact of our liquidity position on the relationship with our customers, vendors and trade creditors. In addition, with respect to forward-looking statements relating to the combination of Abitibi-Consolidated Inc. and Bowater Incorporated, the following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the risk that the businesses will not be integrated successfully or that the improved financial performance, product quality and product development will not be achieved; the risk that other combinations within the industry or other factors may limit our ability to improve our competitive position; the risk that the cost savings and other expected synergies from the combination may not be fully realized or may take longer to realize than expected; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors are detailed from time to time in AbitibiBowater’s filings with the Securities and Exchange Commission (SEC) and the Canadian securities regulatory authorities, including those factors contained in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007, filed with the SEC on March 20, 2008, and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the SEC on May 12, 2008, under the caption “Risk Factors” in each respective report. All forward-looking statements in this news release are expressly qualified by information contained in the Company’s filings with the SEC and the Canadian securities regulatory authorities. AbitibiBowater disclaims any obligation to update or revise any forward-looking information.

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ABITIBIBOWATER INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007(1)	2008	2007(1)
Sales	$1,730	$815	$5,154	$2,385
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested	1,294	672	3,990	1,912
Depreciation, amortization and cost of timber harvested	184	80	562	240
Distribution costs	195	84	583	242
Selling and administrative expenses	83	50	270	145
Closure costs, impairment and other related charges (2)	138	—	165	—
Arbitration award (3)	—	28	—	28
Net gain on disposition of assets (4)	(5)	(17)	(45)	(140)

Operating (loss) income	(159)	(82)	(371)	(42)

Other income (expense):
Interest income	3	2	9	6
Interest expense	(187)	(47)	(519)	(142)
Foreign exchange gain (loss)	6	(16)	31	(36)
Other, net	(7)	(3)	11	(5)

	(185)	(64)	(468)	(177)

Loss before income taxes and minority interests	(344)	(146)	(839)	(219)

Income tax benefit (provision) (5)	50	1	52	(19)
Minority interests, net of tax	(8)	3	(14)	(2)

Net loss	$(302)	$(142)	$(801)	$(240)

Net loss per common share:

Basic and diluted (6)	$(5.23)	$(4.75)	$(13.91)	$(8.04)

Weighted-average number of shares outstanding:

Basic and diluted (6)	57.6	29.9	57.6	29.9

ABITIBIBOWATER INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	September 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$295	$195
Accounts receivable, net	868	754
Inventories, net	863	906
Assets held for sale (4)	242	184
Other current assets	103	103

Total current assets	2,371	2,142

Timber and timberlands	51	58
Fixed assets, net	4,955	5,707
Goodwill	809	779
Other intangible assets, net	1,158	1,203
Other assets	593	430

Total assets	$9,937	$10,319

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$1,177	$1,206
Short-term bank debt	729	589
Current installments of long-term debt	273	364
Liabilities associated with assets held for sale (4)	34	19

Total current liabilities	2,213	2,178

Long-term debt, net of current installments	5,190	4,695
Pension and other postretirement benefit obligations	823	936
Other long-term liabilities	223	231
Deferred income taxes	188	230
Minority interests in subsidiaries	146	150
Commitments and contingencies
Shareholders’ equity	1,154	1,899

Total liabilities and shareholders’ equity	$9,937	$10,319

ABITIBIBOWATER INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended
	September 30,
	2008	2007 (1)
Cash flows from operating activities:
Net loss	$(801)	$(240)
Adjustments to reconcile net loss to net cash from operating activities:
Share-based compensation	4	10
Depreciation, amortization and cost of timber harvested	562	239
Closure costs, impairment and other related charges	146	—
Deferred income taxes	(72)	31
Minority interests, net of tax	14	2
Net pension contributions	(185)	(27)
Net gain on disposition of assets	(45)	(140)
Amortization of debt discount (premium), net	76	(5)
Gain on extinguishment of debt	(31)	—
Gain on translation of foreign-currency denominated debt	(21)	19
Changes in working capital:
Accounts receivable	(132)	(12)
Inventories	18	(17)
Income tax receivables and payables	14	—
Accounts payable and accrued liabilities	(9)	35
Other, net	39	(9)

Net cash used for operating activities	(423)	(114)

Cash flows from investing activities:
Cash invested in fixed assets, timber and timberlands	(127)	(73)
Disposition of assets, including timber and timberlands	210	167
Direct acquisition costs related to the Combination	—	(17)
Cash received in monetization of financial instruments	5	—
Other investing activities, net	(77)	—

Net cash provided by investing activities	11	77

Cash flows from financing activities:
Cash dividends, including minority interests	(14)	(35)
Term loan financing	400	—
Term loan financing repayments	(53)	—
Short-term financing, net	(195)	72
Issuance of long-term debt	763	—
Payments of long-term debt	(298)	(15)
Payment of deferred financing and credit facility fees	(85)	—
Payment of equity issue fees	(6)	—

Net cash provided by (used for) financing activities	512	22

Net increase (decrease) in cash and cash equivalents	100	(15)
Cash and cash equivalents:
Beginning of period	195	99

End of period	$295	$84

ABITIBIBOWATER INC. Notes to the Press Release and Unaudited Consolidated Financial Statement Information

(1)	On October 29, 2007, pursuant to a Combination Agreement and Agreement and Plan of Merger, dated as of January 29, 2007, Abitibi-Consolidated Inc. (“Abitibi”) and Bowater Incorporated (“Bowater”) combined in a merger of equals (the “Combination”), with each becoming a wholly-owned subsidiary of AbitibiBowater Inc. The Combination has been accounted for in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Bowater is deemed to be the “acquirer” of Abitibi for accounting purposes, and AbitibiBowater is deemed to be the successor to Bowater for purposes of U.S. securities laws and regulations governing financial reporting. Therefore, unless otherwise indicated, our press release and unaudited Consolidated Financial Statement information, including related notes, reflect the results of operations and financial position of both Abitibi and Bowater as of September 30, 2008 and December 31, 2007 and for the three and nine months ended September 30, 2008 and those of only Bowater for the three and nine months ended September 30, 2007. The initial purchase price allocation will be finalized in the fourth quarter of 2008 to allow for the gathering and review of all pertinent information, including the final valuation reports from an independent third party. The final purchase price allocation adjustments will primarily impact goodwill, fixed assets and intangible assets. The only significant adjustments made to the preliminary purchase price allocation during the nine months ended September 30, 2008 were recorded in the third quarter of 2008. A valuation allowance was recorded against certain U.S. federal net operating losses from the Abitibi U.S. tax group that are expected to expire and an adjustment was recorded for a change in the tax treatment of a transaction that occurred prior to the Combination. The adjustments resulted in a net decrease in deferred tax assets and a net increase in goodwill of approximately $30 million.

(2)	During the third quarter ended September 30, 2008, we permanently closed our previously idled Donnacona, Quebec and Mackenzie, British Columbia paper mills based on market conditions. As a result, we recorded long-lived asset impairment charges of $127 at our Donnacona facility and $12 million at our Mackenzie facility. These charges include $12 million of asset retirement obligations. Additionally, $10 million of inventory was determined to be unusable and was charged to cost of sales. These impairment charges were reduced by $2 million for a reduction in an asset retirement obligation related to a previously closed facility. Additional charges of $1 million relating to severance costs for workforce reductions were also recorded in the third quarter of 2008

(3)	In September 2007, we received a decision in an arbitration related to the 1998 sale to Weyerhaeuser Company (“Weyerhaeuser”) of our former pulp and paper facility in Dryden, Ontario. We and Weyerhaeuser had been arbitrating a claim regarding the cost of certain environmental matters related to the mill. The arbitrators awarded Weyerhaeuser approximately $43 million (CDN $44 million), including interest. As a result of the arbitrators’ decision, which is binding upon us and not subject to appeal, we recorded a pre-tax charge of $28 million (CDN $29 million) during the third quarter of 2007. We had previously established a reserve of $15 million (CDN $15 million) in connection with these environmental matters at the time of the sale.

(4)	During the third quarter of 2008, we sold approximately 900 acres of timberlands and other assets for proceeds of $5 million, and during the first three quarters of 2008, we sold approximately 44,000 acres of timberlands, our Price sawmill, our Snowflake, Arizona newsprint mill and certain related assets and liabilities, and other assets for proceeds of $210 million, resulting in a net gain on disposition of assets for the third quarter of 2008 of $5 million, and for the first three quarters of 2008 of $45 million. As a result of the restatement of our Snowflake mill to its fair market value less costs to sell as of the date of the Combination, we did not recognize a gain or loss on this sale. During the third quarter of 2007, we sold approximately 11,400 acres of timberlands for proceeds of $19 million, and during the first three quarters of 2007, we sold approximately 119,200 acres of timberlands for proceeds of $167 million, resulting in a net gain on disposition of assets for the third quarter of 2007 of $17 million and for the first three quarters of 2007 of $140 million. At September 30, 2008, we held our Fort William, Ontario; Lufkin, Texas; West Tacoma, Washington; and Mokpo, Korea facilities and some of our timberlands in the United States and Canada for sale.

(5)	During the third quarter and the first three quarters of 2008, income tax benefits and tax credits of approximately $126 million and $298 million, respectively, arising primarily from operating losses outside the United States were entirely offset by tax charges to increase our tax valuation allowance. During the first quarter and the first three quarters of 2007, income tax benefits and tax credits of approximately $34 million and $71 million, respectively, also arising primarily from operating losses outside the United States, were entirely offset by tax charges to increase our tax valuation allowance.

(6)	For the calculation of basic and diluted loss per share for the three and nine months ended September 30, 2008 and 2007, no adjustments to net loss are necessary. Additionally, no adjustments to our basic weighted-average number of common shares outstanding are necessary to compute our diluted weighted-average number of common shares outstanding for all periods presented as the effect would be anti-dilutive. In addition, no adjustments to net loss and the diluted weighted average number of common shares were necessary after giving effect to the assumed conversion of the convertible notes representing 35 million additional common shares. As a result of the Combination, each issued and outstanding share of Bowater common stock and exchangeable share of Bowater Canada Inc. was converted into 0.52 of a share of AbitibiBowater common stock and 0.52 of an exchangeable share of AbitibiBowater Canada Inc., respectively. All share and share-related information for the periods preceding the Combination have been restated to reflect the Bowater exchange ratio of 0.52.

(7)	A reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to our use of non-GAAP measures of operating income (loss), net loss and loss per share reported before special items is presented in the tables below. We believe that these measures allow investors to more easily compare our ongoing operations and financial performance from period to period. These non-GAAP measures should be considered in addition to and not as a substitute for measures of financial performance prepared in accordance with GAAP. Consequently, investors should rely on GAAP operating income (loss), net loss and loss per share. Non-GAAP measures included in our press release include:

Operating income (loss) before special items - is defined as operating income (loss) from our Consolidated Statements of Operations adjusted for special items. Internally, we use a non-GAAP operating income (loss) measure as an indicator of a segment’s performance and excludes closure costs, impairment and other related charges, severance and merger-related costs, gains on dispositions of assets and other discretionary charges or credits from GAAP operating income (loss). Therefore, this non-GAAP presentation is consistent with our internal presentation. This non-GAAP measure should be used in addition to and not as a substitute for operating income (loss) provided in our Consolidated Statements of Operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and performance analysis and allows investors to more easily compare our ongoing operations and financial performance from period to period.

Net loss before special items - is defined as net loss from our Consolidated Statements of Operations adjusted for the special items discussed above plus foreign exchange gains or losses, and the adjustment for tax charges that have been taken against income tax benefits arising primarily from operating losses at certain of our operations outside the United States (refer to Note 5 above). The adjustment for these items is consistent with our internal presentation, and the tax adjustment is provided for our investors to reflect a more appropriate effective tax rate. This non-GAAP measure should be used in addition to and not as a substitute for net loss provided in our Consolidated Statements of Operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and allows investors to more easily compare our ongoing operations and financial performance from period to period.

Loss per share (EPS) before special items - is defined as diluted EPS calculated based on the net loss before special items. This non-GAAP measure should be used in addition to and not as a substitute for our loss per share calculated in accordance with GAAP as provided in the Consolidated Statements of Operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and allows investors to more easily compare our EPS from ongoing operations and financial performance from period to period.

Three Months Ended September 30, 2008	Operating (loss)
(unaudited, in millions except per share amounts)	income	Net (loss) income	EPS

GAAP as reported	$(159)	$(302)	$(5.23)

Adjustments for special items:
Sale of assets	(5)	(3)	(0.05)
Severance	7	6	0.10
Closure costs, impairment and other related charges	148	148	2.57
Foreign exchange	—	(18)	(0.32)
Tax adjustments	—	65	1.12

GAAP as adjusted for special items	$(9)	$(104)	$(1.81)

Three Months Ended June 30, 2008	Operating (loss)
(unaudited, in millions except per share amounts)	income	Net (loss) income	EPS

GAAP as reported	$(63)	$(251)	$(4.36)

Adjustments for special items:
Sale of assets	(17)	(11)	(0.19)
Severance	17	16	0.28
Closure costs, impairment and other related charges	13	13	0.23
Foreign exchange	—	11	0.19
Tax adjustments	—	72	1.25

GAAP as adjusted for special items	$(50)	$(150)	$(2.60)

Three Months Ended March 31, 2008	Operating (loss)
(unaudited, in millions except per share amounts)	income	Net (loss) income	EPS

GAAP as reported	$(149)	$(248)	$(4.32)

Adjustments for special items:
Sale of assets	(23)	(16)	(0.27)
Severance	8	7	0.13
Closure costs, impairment and other related charges	10	10	0.17
Foreign exchange	—	(44)	(0.77)
Tax adjustments	—	76	1.32

GAAP as adjusted for special items	$(154)	$(215)	$(3.74)

(8)	A reconciliation of our operating income (loss) reported under GAAP to our use of the non-GAAP measure of EBITDA by reportable segment is presented in the tables below. EBITDA by reportable segment is defined as operating income (loss) from our Consolidated Statements of Operations, allocated to our reportable segments (newsprint, coated papers, specialty papers, market pulp and wood products) in accordance with SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information,” adjusted by depreciation, amortization and cost of timber harvested. We believe that this non-GAAP measure allows investors to more easily compare the ongoing operations and financial performance of our reportable segments from period to period. Internally, we use this EBITDA by reportable segment measure as an indicator of a reportable segment’s performance. Therefore, this non-GAAP measure is consistent with our internal presentation. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and performance analysis and allows investors to more easily compare our ongoing financial performance from period to period. This non-GAAP measure should be used in addition to and not as a substitute for operating income (loss) by reportable segment provided in the notes to our Consolidated Financial Statements in our quarterly filings with the Securities and Exchange Commission.

		Depreciation,
		amortization and	EBITDA by
Three Months Ended September 30, 2008	Operating (loss)	cost of timber	Reportable
(unaudited, in millions)	income	harvested	Segment

GAAP as reported	$(159)	$184

Allocated to reportable segments:
Newsprint	28	82	$110
Coated papers	30	9	39
Specialty papers	7	66	73
Market pulp	6	13	19
Wood products	(10)	11	1
Corporate and other	(220)	3

GAAP as reported	$(159)	$184

		Depreciation,
		amortization and	EBITDA by
Three Months Ended June 30, 2008	Operating (loss)	cost of timber	Reportable
(unaudited, in millions)	income	harvested	Segment

GAAP as reported	$(63)	$187

Allocated to reportable segments:
Newsprint	1	80	$81
Coated papers	35	10	45
Specialty papers	(32)	69	37
Market pulp	21	13	34
Wood products	(13)	11	(2)
Corporate and other	(75)	4

GAAP as reported	$(63)	$187

		Depreciation,
		amortization and	EBITDA by
Three Months Ended March 31, 2008	Operating (loss)	cost of timber	Reportable
(unaudited, in millions)	income	harvested	Segment

GAAP as reported	$(149)	$191

Allocated to reportable segments:
Newsprint	(69)	83	$14
Coated papers	34	10	44
Specialty papers	(39)	69	30
Market pulp	31	14	45
Wood products	(35)	11	(24)
Corporate and other	(71)	4

GAAP as reported	$(149)	$191